SECURITIES EXCHANGE AGREEMENT

This Securities Exchange Agreement (this “Agreement”) is dated as of December 4, 2020, by and among the shareholders of Econic Crop Solutions, Inc., representing sixty percent (60%) of the total outstanding shares, thereof (collectively the “Seller”), Econic Crop Solutions, Inc., an Alberta corporation (the “Company”), ZA Group, Inc., a Florida corporation (the “Purchaser”), and Zamil Ahammad, the controlling shareholder of Purchaser.

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller certain restricted common stock shares of the Company, representing sixty percent (60%) of the issued and outstanding restricted common stock shares of the Company (the “Shares”) in exchange for a 10,000 shares of a newly designated series of preferred stock issued by Purchaser, as more fully described in this Agreement.

NOW, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Sellers and the Purchaser agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means nonassessable shares of the Purchaser’s common stock, $0.00001 par value.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Closing Date” means the Business Day when this Agreement has been executed and delivered by the applicable parties thereto, and all conditions precedent to the Parties obligations to perform have been satisfied or waived.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Losses” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability Seller, joint stock Seller, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means the newly designated Series F Preferred Stock, a copy of the certificate of designation of which is attached hereto as Exhibit A.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

ARTICLE II

PURCHASE AND SALE

2.1  Closing. At the Closing, Purchaser shall deliver the Common Stock and Preferred Stock to Seller as consideration for the Assets, and the Seller shall deliver to Purchaser the Assets, free and clear of all liens or other transfer restrictions. Upon satisfaction of the conditions set forth in Section 2.2, the Closing shall occur at the offices of the Seller, or such other location as the parties shall mutually agree, on or before December 10, 2020.

2.2  Closing Conditions.

(a) At the Closing the Seller shall deliver to the Purchaser:

(i) this Agreement duly executed by the Seller, and

(ii) the Shares in the aggregate amount of sixty percent (60%) of the total outstanding shares of Econic Crop Solutions, Inc., represented by certificates registered in the name of the Purchaser.

(b) At the Closing the Purchaser shall deliver or cause to be delivered to the Seller:

(i) this Agreement duly executed by the Purchaser; and

(ii) certificate(s) evidencing 200,000,000 shares of restricted common stock, registered in the name of Seller as set forth on Schedule A; and

(iii) certificate(s) evidencing 10,000 shares of newly designated Preferred Stock, registered in the name of the Seller as set forth on Schedule A.

(c) At the Closing the Purchaser shall deliver or cause to be delivered to Zamil Ahammad:

(i) A Management Services Agreement duly executed by  Purchaser and ZA BBQ, Inc., Purchaser’s wholly owned subsidiary, the form of which is set forth as Exhibit B; and

(ii) An Option to Purchase Controlling Interest Agreement, the form of which is set forth as Exhibit C; and

(iii) certificate(s) evidencing 1,000,000 shares of restricted common stock, registered in the name of the Zamil Ahammad or assigns; and

(iv) A Promissory Note in the principal amount of $165,000, the form of which is set forth as Exhibit D hereto.

(d) At the Closing,  Zamil Ahammad shall deliver or cause to be delivered to the Purchaser or its assigns:

(i) 20,000,000 shares of Series E Preferred Stock; and

(ii) 1 share of Series B Preferred Stock.

ARTICLE I 11

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Seller. The Seller hereby makes the following representations and warranties set forth below to the Purchaser:

(a) Organization and Qualification. The Seller is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Seller is not in violation of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents. The Seller is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, (i) could not, individually or in the aggregate adversely affect the legality, validity or enforceability of this Agreement, (ii) has had or could not reasonably be expected to result in a material adverse effect on the Assets or their condition (financial or otherwise) ( “Material Adverse Effect”).

(b) Authorization- Enforcement. The Seller has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder or thereunder. The execution and delivery of this Agreement by the Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller and no further consent or action is required by the Seller other than Required Approvals. This Agreement has been (or upon delivery will be) duly executed by the Seller and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity. The Seller is not in violation of any of the provisions of its certificate or articles of incorporation, by-laws or other organizational or charter documents.

(c) Reserved.

(d) No Conflicts. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Seller's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) subject to obtaining the Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Seller debt or otherwise) or other understanding to which the Seller is a party or by which any property or asset of the Seller is bound or affected, or (iii) result, in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Seller is subject (including federal and state securities laws and regulations), or by which any property or asset of the Seller is bound or affected; except in the case of each of clauses (ii) and (iii), such as has not had or could not reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Seller is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Seller of this Agreement.

(f) Assets. The Assets are free and clear of all Liens held by any third party other than as provided for in this Agreement.

(g) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Seller, threatened against or affecting the Seller or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Assets or (ii) could reasonably be expected to result in a Material Adverse Effect.

(i) Compliance. With respect to the Assets, the Seller is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Seller), nor has the Seller received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of the Assets is bound (whether or not such default or violation has been waived).

(k) Regulatory Permits. With respect to the Assets, the Seller possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and the Seller has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(l) Patents and Trademarks. The Seller has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with the Assets and which the failure to so have has had or could reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). The Seller has not received a written notice that the Intellectual Property Rights used by the Seller violates or infringes upon the rights of any Person that has had or could reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Seller, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights that has had or could reasonably be expected to result in a Material Adverse Effect.

(m) Certain Fees. No brokerage or finder's fees or commissions are or will be payable by the Seller to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement, and the Seller has not taken any action that would cause the Purchaser to be liable for any such fees or commissions.

3.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants as of the date hereof and as of the Closing Date to the Seller as follows:

(a) Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement, to which it is party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Investment Intent. The Purchaser understands that the shares of Common Stock are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Common Stock as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Interests or any part thereof, has no present intention of distributing any shares of the Common Stock and has no arrangement or understanding with any other persons regarding the distribution of such Interests. The Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Common Stock.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Common Stock may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Common Stock other than pursuant to an effective registration statement or Rule 144, the Purchaser may require the transferor thereof to provide an opinion of counsel selected by the transferor and reasonably acceptable to Purchaser, the form and substance of which opinion shall be reasonably satisfactory to the Purchaser, to the effect that such transfer does not require registration of such transferred Common Stock under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of the Seller under this Agreement.

(b) The Seller agrees to the imprinting, so long as is required by this Section 4.1(b), of the following legend on any certificate evidencing the Common Stock:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

4.2 Board Members of Purchaser. At closing, current members of Purchaser’s Board of Directors shall appoint replacement members as designated by Purchaser and simultaneously resign from such board and/or management positions.  Notwithstanding the foregoing, current officers of Purchaser may continue to serve as officers by consent of Purchaser on mutually agreed terms.

4.3 Transfer Option.  Purchaser shall conduct its existing business in the ordinary course, absent any material adverse change in its business prospects, operations, earnings, assets, liabilities or financial condition.   Pursuant to the terms of a Management Agreement and associated Option to Purchase Controlling Interest (the “Option”) entered into as of even date between Purchaser and Zamil Ahammad (“Holder”), upon exercise of the Purchase Option by Holder during the Option Period as defined therein, Purchaser shall transfer all of the membership interests (and existing operations) of ZA BBQ Inc., Purchaser’s wholly owned subsidiary, to Holder together with the assumption of associated corporate liabilities in the amount of not less than $430,000, as set forth in the Option.

4.4 Option to Purchase.  Seller grants Purchaser an option exercisable for 18 months following the initial acquisition date to purchase the remaining forty percent (40%) of the outstanding stock of the Company such that upon exercise Purchaser would own 100% of the outstanding shares of the Company’s common stock, for consideration equal to the average of three (3) valuations provided by three (3) independent valuation firms, to be chosen by mutual consent by Purchaser and Seller.

4.5 Rescission.  Purchaser grants to Seller a right of rescission of the Shares in the event that, at any time following the effective date of this Agreement, there is effected a Change of Control of the Purchaser to any party which is neither affiliated with nor appointed by Seller, including but not limited to the instigation of any legal challenge by any party other than Seller or Seller’s affiliate or representative in respect of the voting control of the Capital Stock of the Purchaser. For purposes of this section, Change of Control shall mean the occurrence of any of (a) an acquisition by, or grant to (by court order or otherwise), a person or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Purchaser, by contract, court order or otherwise) of in excess of fifty percent (50%) of the voting Capital Stock (or stock equivalents) of the Purchaser; (b) the Purchaser merges into or consolidates with any other person, or any person merges into or consolidates with the Purchaser and, after giving effect to such transaction, the stockholders of the Purchaser immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the Purchaser or the successor entity of such transaction; (c) the Purchaser sells or transfers all or substantially all of its assets to another person and the stockholders of the Purchaser immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the acquiring entity immediately after the transaction; or (d) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Purchaser (together with any new directors whose election by the board of directors of the Purchaser or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

ARTICLE V

MISCELLANEOUS

5.1 Fees and Expenses. Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Seller shall pay all stamp and other taxes and duties levied in connection with the sale of the Interests.

5.2 Entire Agreement. This Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 6:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 6:00 p.m. (New York time) on any Business Day, (c) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.4 Amendments / Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Seller and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Seller may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Interests.

5.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.5.

5.8 Governing Law / Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Broward County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.9 Survival. The representations, warranties and covenants contained herein shall survive for a period of 12 months after the Closing Date and delivery and/or exercise of the Interests, as applicable.

5.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

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IN WITNESS WHEREOF,  each of the Parties has caused  this Securities Exchange Agreement to be duly executed as of the date first above written.

PURCHASER

ZA GROUP, INC.

By: __________________

Title: _________________, Chief Executive Officer

COMPANY

ECONIC CROP SOLUTIONS, INC.

By: ________________

Title: ___________ , President, Director

By: ________________

Title: _______________, Director

SELLER

SELLER

By: _______________

SELLER

By: _______________

AGREED AND ACCEPTED:

ZAMIL AHAMMAD

____________________________

EXHIBIT A

Certificate of Designation of Series F Preferred Stock

SCHEDULE A

SERIES F PREFERRED SHAREHOLDERS